Exhibit 10.3
Villkor för teckningsoptioner i [ENTITY]
serie L[X].
Terms and conditions for warrants in [ENTITY] series L[X].
1.Deﬁnitioner / Deﬁnitions
I dessa villkor ska följande benämningar ha den innebörd som anges nedan:
When applicable, the following terms shall have the meaning ascribed to them below:

“aktie”	spåraktie serie B i bolaget;
“share”	a tracking share series B in the company;

“avstämningsbolag”	aktiebolag vars bolagsordning innehåller förbehåll om att bolagets aktier ska vara registrerade i ett avstämningsregister enligt lagen (1998:1479) om värdepapperscentraler och kontoföring av finansiella instrument (avstämningsförbehåll);
“CSD company”	a company the articles of association of which contain a clause stating that the company’s shares shall be registered in a CSD (central securities depository) register pursuant to the Central Securities Depositories and Financial Instruments (Accounts) Act (SFS 1998:1479) (CSD clause);

“bankdag”	dag som inte är lördag, söndag eller annan allmän helgdag i Sverige;
“business day”	a day that is not a Saturday, Sunday or a public holiday in Sweden;

“bolaget”	[NAME], org.nr [X];
“company”	[NAME], reg. no. [X];

“Euroclear”	avser Euroclear Sweden AB;
“Euroclear”	refers to Euroclear Sweden AB;

“kontoförande institut”
bank eller annan som, för det fall bolaget är ett avstämningsbolag, medgetts rätt att vara kontoförande institut enligt lagen (1998:1479) om värdepapperscentraler och kontoföring av finansiella instrument och hos vilken optionsinnehavare öppnat konto avseende teckningsoptioner;

“account operator”	a bank or other that, in the event that the company is a CSD company, has been granted the right to be an account operator in accordance with the Central Securities Depositories and Financial Instruments (Accounts) Act (SFS 1998:1479) and by which the warrant holder has opened an account in for warrants;

“optionsinnehavare”	avser innehavare av teckningsoptioner;
“warrant holder”	refers to holder of warrants;

“teckningsoption”	rätt att teckna nya aktier i bolaget mot betalning i pengar enligt dessa villkor;
“warrant”	right to subscribe for new share in the company against cash consideration in accordance with these terms and conditions;

“teckning”	nyteckning av aktier i bolaget, i enlighet med 14 kap. aktiebolagslagen (2005:551);
“subscription”	subscription of new shares in the company, in accordance with Chapter 14 of the Swedish Companies Act (2005:551);

“teckningskurs”	den kurs till vilken teckning av nya aktier med utnyttjande av teckningsoption kan ske;
“subscription price”	the price at which the subscription of new shares, through the exercise of the warrants, may be made;

“teckningstid”	den tid inom vilken teckning av nya aktier med utnyttjande av teckningsoption kan ske.
“term of subscription”	the period within which the subscription of new shares, through the exercise of the warrants, may be made.
2.Teckningsoptioner / Warrants
2.1.Antalet teckningsoptioner uppgår till [NUMBER] stycken.
The number of warrants shall be [NUMBER].
2.2.Bolaget ska, såvida inte punkt 3 nedan tillämpas, föra en sammanställning över utgivna teckningsoptioner.
The company shall, unless section 3 below is applied, keep a list of issued warrants.
3.Avstämningsregister och kontoförande institut / CSD register and account operator
3.1.Om bolaget är ett avstämningsbolag och bolaget väljer att ansluta teckningsoptionerna till VPC-systemet ska Euroclear registrera teckningsoptionerna i ett avstämningsregister enligt lagen (SFS 1998:1479) om värdepapperscentraler och kontoföring av finansiella instrument, i följd varav inga optionsbevis kommer att utges.

If the company is a CSD company and the company elects to accede the warrants to the VPC-system, Euroclear shall register the warrants in a CSD register in accordance with the Central Securities Depositories and Financial Instruments (Accounts) Act (SFS 1998:1479), and as a consequence thereof, no warrant certificates will be issued.
3.2.Vad avser registreringar på avstämningskonton till följd av åtgärder enligt stycket ovan samt punkterna 4-6 nedan, förbinder sig bolaget att, i tillämpliga fall, före den dag bolaget blir avstämningsbolag anlita kontoförande institut som ansvarig därför.
With regard to the registration on the reconciliation accounts as a consequence of the measures described in the foregoing paragraph and sections 4-6 below, the company undertakes, if applicable, that it will engage an account operator to be responsible therefore, before the day that the company becomes a CSD company.
4.Teckning / Subscription
4.1.Optionsinnehavare har rätt att under tiden från och med den [DATE] till och med den [DATE], med beaktande av punkt 6, för varje teckningsoption påkalla teckning av en (1) ny aktie i bolaget till en teckningskurs om [X] kronor. Den del av teckningskursen som överstiger aktiens kvotvärde ska tillföras den fria överkursfonden.
Warrant holders are entitled during the period from [DATE] until [DATE] to, subject to section 6, request one (1) new share in the company for each warrant for a price of SEK [X] per share. The part of the subscription price that exceeds the share’s quota value shall be transferred to the unrestricted premium reserve.
4.2.Omräkning av teckningskursen, liksom det antal nya aktier som varje teckningsoption berättigar till teckning av, kan äga rum i de fall som framgår av punkt 6 nedan. Teckningskursen får dock aldrig understiga aktiens kvotvärde.
Recalculation of the subscription price, as well as the new number of shares that each warrant entitles the holder to subscribe for, may occur in the situations set forth in section 6 below. The subscription price may never fall short of the quotient value of the share.
4.3.Anmälan om teckning sker genom skriftlig anmälan till bolaget, eller, för det fall bolaget är ett avstämningsbolag, till kontoförande institut anvisat av bolaget, varvid optionsinnehavaren, på fastställd och av bolaget eller kontoförande institut tillhandahållen anmälningssedel, ska ange det antal aktier som önskas tecknas. Vederbörligen ifylld och undertecknad anmälningssedel ska tillställas bolaget eller kontoförande institut på den adress som anges i anmälningssedeln så att den kommer bolaget eller kontoförande institut till handa inom den period teckning enligt första stycket ovan får påkallas. Optionsinnehavaren ska samtidigt, i förekommande fall, till bolaget eller kontoförande institut överlämna teckningsoptionsbevis representerande det antal teckningsoptioner som önskas utnyttjas. Anmälan är bindande när den avgivits och kan inte återkallas av optionsinnehavaren.
Registration for subscription shall be made through providing the company, or, if the company is a CSD company, an account operator designated by the company, a written notice and the warrant holder shall specify on a fixed application form provided by the company or the account operator as the case may be, the number of shares that the warrant holder wishes to subscribe for. A duly completed and signed application form shall be sent to the company or the account operator at the address set forth in the application form so that it is received within the period in accordance with the first paragraph when subscription may be called for. The warrant holder shall simultaneously, when applicable, hand over the warrant certificates representing the number of warrants that the warrant holder wishes to exercise to the company or the account operator. Registration to subscribe for shares is binding once it is given and cannot be revoked by the warrant holder.

4.4.Teckning kan vid alla tillfällen endast ske av det hela antal aktier som samtliga de teckningsoptioner som optionsinnehavare innehar berättigar till och som denne önskar utnyttja. Eventuellt överskjutande del av teckningsoption som på grund härav inte kan eller önskas utnyttjas ska, om det för bolaget framstår som rimligt, av bolaget försäljas för tecknarens räkning. För det fall sådan försäljning inte bedöms vara ett rimligt alternativ ska den överskjutande delen bortses från.
Subscription may at all times only be made for the number of whole shares, which the total number of the warrant holder’s warrants entitles him to and which he wishes to exercise. Any excess portion of any warrant that for this reason cannot or will not be exercised shall, if it is deemed reasonable by the company, be sold on behalf of the subscriber. In the event such a sale is not deemed to be a reasonable alternative, the excess portion shall be disregarded.
4.5.Inges inte begäran om teckning av nya aktier inom den tid som anges i punkt 4.1 , upphör rätten till teckning av nya aktier.
If the registration for subscription of new shares is not submitted within the period set forth in section 4.1, the right to subscribe for new shares expires.
4.6.Betalning för tecknade aktier ska erläggas inom 30 bankdagar efter det senare av anmälan om teckning ingivits till bolaget, eller, för det fall bolaget är ett avstämningsbolag, till kontoförande institut anvisat av bolaget, till ett av bolaget eller av kontoförande institut angivet bankkonto.
Payment for subscribed shares shall be made within 30 business days after the later of registration for subscription has been submitted to the company, or, if the company is a CSD company, to the account operator assigned by the company, to a bank account designated by the company or the account operator.
4.7.Efter teckning verkställs tilldelning av aktier vid ett tillfälle genom att de nya aktierna upptas som interimsaktier i bolagets aktiebok. För det fall bolaget är ett avstämningsbolag upptas de nya aktierna som interimsaktier i den av Euroclear förda aktieboken, och på optionsinnehavarens konto i bolagets avstämningsregister. Sedan registrering skett hos Bolagsverket blir registreringen av de nya aktierna i aktieboken, eller i förekommande fall på optionsinnehavarens konto i bolagets avstämningsregister, slutgiltig.
Following subscription, the allotment will be made at one occasion through the new shares being entered in the company’s share register as interim shares. In the event the company is a CSD company, the new shares shall be entered as interim shares in the share register kept by Euroclear and on warrant holder’s account in the CSD register of the company. After the registration with the Swedish Companies Registration Office, the registration of the new shares in the share register, or where applicable in the option holder’s account in the CSD register of the company, is definitive.
5.Utdelning på ny aktie / Dividend per new share
Aktie, som utgivits efter teckning, medför rätt till vinstutdelning första gången på den bolagsstämma som infaller närmast efter det att nyemissionen har registrerats hos Bolagsverket, eller för det fall bolaget är ett avstämningsbolag första gången på den avstämningsdag för utdelning, som infaller närmast efter det att de nya aktierna registrerats hos Bolagsverket och införts i den av Euroclear förda aktieboken.
Shares, which has been issued after subscription, entails a right to dividend for the first time at the first shareholder’s meeting that occurs after that the new issue has been registered with the Swedish Companies Registration Office, or if the company is a CSD company, for the first time at the first dividend record day that occurs after that the new issue has been registered with the Swedish Companies Registration Office and have been entered in the share register kept by Euroclear.

6.Omräkning i vissa fall / Recalculation in certain situations
Omräkning av teckningskursen liksom av det antal nya aktier som varje teckningsoption berättigar till ska ske enligt följande.
The subscription price and the number of shares each warrant entitles to shall be recalculated as set forth below.
6.1.Sammanläggning eller uppdelning / Reverse share split or share split
Genomför bolaget en sammanläggning eller uppdelning avseende aktierna ska en omräkning av antalet aktier som varje teckningsoption berättigar till ske. Omräkningen, som ska utföras av bolaget, ska ske enligt nedan.
If the company carries out a reverse share split or share split with respect to the shares, the number of shares that each warrant entitles to shall be recalculated. The recalculation, which shall be made by the company, shall be made as set out below.
Det omräknade antal aktier som varje teckningsoption berättigar till ska motsvara det tidigare antal aktier teckningsoptionen berättigade till omedelbart före sammanläggningen eller uppdelningen avseende aktierna multiplicerat med kvoten av antalet utestående aktier efter sammanläggningen eller uppdelningen avseende aktierna och antalet utstående aktier före sammanläggningen eller uppdelningen avseende aktierna.
The recalculated number of shares that each warrant entitles to shall correspond to the number of shares the warrant entitled to immediately prior to the reverse share split or share split with respect to the shares, multiplied by the quotient of the number of outstanding shares after the reverse share split or share split with respect to the shares and the number of outstanding shares prior to the reverse share split or share split with respect to the shares.
6.2.Likvidation / Liquidation
Beslutas att bolaget ska träda i likvidation enligt 25 kap aktiebolagslagen får, oavsett likvidationsgrunden, anmälan om teckning inte därefter ske. Rätten att påkalla teckning upphör i och med likvidationsbeslutet, oavsett om beslutet vunnit laga kraft.
An application for subscription may not be made if it has been decided that the company shall enter into liquidation under Chapter 25 of the Companies Act, regardless of the reasons for liquidating the company. The right to request subscription lapses as a result of the decision to liquidate, regardless of whether or not the decision has gained legal force.
Oavsett vad som sagts ovan ska optionsinnehavarens rätt att påkalla teckning återinträda för det fall att en beslutad likvidation inte genomförs.
Notwithstanding what has been set out above, in case a decided liquidation is not carried out, the warrant holder’s right to request subscription shall be reinstated.
6.3.Konkurs / Bankruptcy
Om bolaget skulle försättas i konkurs, får teckning inte därefter ske. Innehavarens rätt att påkalla teckning ska dock återinträda för det fall konkursbeslutet hävs av högre instans.
Subscription may not be made in case the company enters into bankruptcy. However, the warrant holder’s right to request subscription shall be reinstated in case the decision to enter into bankruptcy is reversed by a higher court.
6.4.Byte av redovisningsvaluta / Change in accounting currency
Genomför bolaget byte av redovisningsvaluta, innebärande att bolagets aktiekapital ska vara bestämt i annan valuta än svenska kronor, ska teckningskursen omräknas till samma valuta som aktiekapitalet är bestämt i. Sådan valutaomräkning ska ske med tillämpning av den växelkurs som använts för omräkning av aktiekapitalet vid valutabytet.

In the event the company effects a change in the accounting currency, entailing that the company’s share capital shall be established in a currency other than Swedish crowns, the subscription price shall be recalculated in the same currency as the share capital. Such currency recalculation shall take place applying the exchange rate which was used to recalculate the share capital in conjunction with the change in currency.
Enligt ovan omräknad teckningskurs fastställs av bolaget och ska tillämpas vid teckning som verkställs från och med den dag som bytet av redovisningsvaluta får verkan.
A recalculated subscription price in accordance with the provisions above shall be determined by the company and shall be applied to subscriptions effected commencing the day on which the change in the accounting currency takes effect.
För fastställande av omräknad teckningskurs ska teckningskursen avrundas till två decimaler.
In the determination of the recalculated subscription price, the subscription price shall be rounded off to two decimals
7.Särskilda åtaganden av Bolaget / Certain undertakings by the Company
Bolaget förbinder sig att inte vidta någon i punkt 6 ovan angiven åtgärd som skulle medföra en omräkning av teckningskursen till ett belopp understigande de tidigare aktiernas kvotvärde.
The company undertakes not to take any action set forth in section 6 above which could entail a recalculation of the subscription price to an amount which is less than the quota value of the shares at each time.
Bolaget förbinder sig att inte vidta någon i punkt 6 ovan angiven åtgärd som skulle medföra en omräkning av det antal aktier varje teckningsoption berättigar till innebärande att det antal aktier som kan tecknas genom teckning överskrider det högsta tillåtna antalet aktier i bolaget, såsom framgår av bolagets bolagsordning vid tidpunkten för sådan åtgärd.
The company undertakes not to take any action set forth in section 6 above which would entail a recalculation of the number of shares that each warrant entitles to resulting in the highest allowed number of shares in the company, as set forth in the articles of association of the company at the time of such action, being exceeded in case of subscription.
8.Förvaltare / Nominee
För teckningsoptioner som är förvaltarregistrerade enligt lagen om kontoföring av finansiella instrument (1998:1479) ska vid tillämpningen av dessa villkor förvaltaren betraktas som optionsinnehavare.
In relation to nominee warrants in accordance with the Financial Instruments (Accounts) Act (SFS 1998:1479), the nominee shall be deemed to be the warrant holder for the purposes of these terms and conditions.
9.Meddelanden / Notices
Meddelanden rörande teckningsoptionerna ska tillställas varje optionsinnehavare och annan rättighetshavare som skriftligen har meddelat sin postadress till bolaget, eller, för det fall bolaget är ett avstämningsbolag, varje optionsinnehavare och annan rättighetsinnehavare som är antecknad på konto i bolagets avstämningsregister.
Notice regarding the warrants shall be sent to each warrant holder or other entitled person that in writing has given notice of its postal address to the company, or, if the company is a CSD company, all warrant holders or other entitled persons that are noted on an account in the CSD register of the company.

10.Ändring av villkor / Amended terms
Bolaget äger besluta om ändring av dessa villkor i den mån svensk eller utländsk lagstiftning, domstolsavgörande, Euroclears eller myndighets beslut gör det nödvändigt eller om det i övrigt, enligt bolagets bedömning, av praktiska skäl är ändamålsenligt eller nödvändigt och (i) optionsinnehavarna godkänner sådan ändring eller (ii) optionsinnehavarnas rättigheter inte i något avseende försämras.
The company may resolve to amend these terms and conditions in so far as Swedish or foreign legislation, court rulings, Euroclear’s or public authority decision renders it necessary or if, in the judgment of the company, it is appropriate or necessary due to practical reasons and (i) the warrantholders’ agree to such amendment, or (ii) the rights of the warrant holders are not deteriorated in any respect.
11.Sekretess / Conﬁdentiality
11.1.Bolaget får inte obehörigen till tredje man lämna uppgift om optionsinnehavare.
The company may not without prior authorization provide information on warrant holders to third parties.
11.2.Bolaget har, för det fall bolaget är ett avstämningsbolag, rätt till insyn i det av Euroclear förda avstämningsregistret över optionsinnehavare och att i samband därmed erhålla uppgifter avseende bland annat namn, adress och antal innehavda teckningsoptioner för respektive optionsinnehavare.
If the company is a CSD company, the company has a right to insight in the CSD register on other warrant holders kept by Euroclear and in connection therewith receive information on inter alia name, address and the number of warrants each warrant holder holds.
12.Tillämplig lag och forum / Applicable law and forum
12.1.Svensk lag gäller för dessa teckningsoptioner och därmed sammanhängande rättsfrågor.
These terms and conditions and any legal issue related therewith shall be governed by Swedish law.
12.2.Tvist i anledning av dessa teckningsoptioner ska slutligt avgöras genom skiljedomsförfarande administrerat av Stockholms Handelskammares Skiljedomsinstitut (SCC). Regler för Förenklat Skiljeförfarande ska tillämpas: (i) på bolagets begäran, eller (ii) om SCC med beaktande av målets svårighetsgrad, tvisteföremålets värde och övriga omständigheter bestämmer att Skiljedomsregler inte ska tillämpas, dock att bolaget ska ha rätt att begära att Skiljedomsregler tillämpas om utgången av tvisten är av material betydelse för bolaget (enligt bolagets uppfattning).
Any dispute relating to these warrants shall be settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (SCC). The Rules for Expedited Arbitrations of the SCC shall apply if (i) the company so requests, or (ii) the SCC at its discretion determines, taking into account the complexity of the case, the amount in dispute and other circumstances, that the Arbitration Rules of the SCC shall not apply, save for that the company shall have the right to request that such Arbitration Rules shall apply if the outcome of the case is of material importance to the company (in the opinion of the company).
12.3.Om Skiljedomsregler ska användas så ska bolaget avgöra om skiljenämnden ska bestå av 1 eller tre skiljedomare. Skiljeförfarandets säte ska vara Stockholm, Sverige. Språket för förfarandet ska vara engelska.
If the Arbitration Rules are applied, the company shall determine whether the arbitral tribunal shall be composed of 1 or 3 arbitrators. The seat of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English.

12.4.Skiljeförfarande som påkallats i anledning av dessa teckningsoptioner omfattas av sekretess. Sekretessen omfattar all information som framkommer under förfarandet liksom att skiljeförfarande inletts samt beslut eller skiljedom som meddelas i anledning av förfarandet. Denna punkt ska dock inte begränsa eller förhindra utlämnande av konfidentiell information om och i den utsträckning (i) så krävs enligt lag eller gällande börsregler, eller (ii) det skriftligen har godkänts i förväg av den andra parten.
All arbitral proceedings conducted in connection with the warrants shall be kept strictly confidential. This undertaking shall cover, inter alia, that arbitral proceedings have been initiated, all information disclosed during the course of such proceedings, as well as any decision or award made or declared by the arbitral tribunal. This clause shall not restrict or prevent disclosure of any information if and to the extent (i) the disclosure is required by law or applicable stock exchange regulations, or (ii) such disclosure has been approved by the other party in advance in writing.
13.Force majeure / Force majeure
13.1.Ifråga om de på bolaget enligt dessa villkor ankommande åtgärderna gäller att ansvarighet inte kan göras gällande för skada, som beror av svenskt eller utländskt lagbud, svensk eller utländsk myndighetsåtgärd, krigshändelse, strejk, blockad, bojkott, lockout eller annan liknande omständighet. Förbehållet ifråga om strejk, blockad, bojkott och lockout gäller även om bolaget vidtar eller är föremål för sådan konfliktåtgärd.
As regards the company’s obligations under these terms, no liability may be imposed on the company for any loss which is due to Swedish or foreign legislation, war, strike, blockade, boycott, lock-out or similar circumstances. The reservation for strikes, blockades, boycotts and lock-outs is valid regardless of whether the company takes such actions or is made subject to such actions.
13.2.Bolaget är inte heller skyldigt att i andra fall ersätta skada som uppkommer, om bolaget varit normalt aktsamt. Bolaget är i intet fall ansvarigt för indirekt skada.
The company is not liable for any loss, if the company has fared prudently. The company is never liable for any indirect loss.
13.3.Föreligger hinder för bolaget att vidta åtgärd enligt dessa villkor på grund av omständighet som anges i första stycket, får åtgärden uppskjutas till dess hindret har upphört.
If there is any obstacle for the company to take any actions under these terms due to any circumstance set out in the first paragraph, the action may be postponed until the obstacle has been lifted.